Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “DECISIONPOINT SYSTEMS, INC.”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF DECEMBER, A.D. 2021, AT 12:36 O`CLOCK P.M.

4996844 8100 SR# 20214068838	Authentication: 204987850 Date: 12-15-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

DECISIONPOINT SYSTEMS, INC.

a Delaware corporation

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), DecisionPoint Systems, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. On July 20, 2021, the Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the following amendment (the “Amendment”) to the Corporation’s Amended and Restated Certificate oflncorporation, as amended (the “Certificate’’).

B. Article Fourth of the Certificate is hereby amended by adding the following new paragraph to effectuate the Reverse Stock Split (as defined below):

“C. Reverse Stock Split. Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation, each two (2) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional interest in a share of Common Stock shall be deliverable upon the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, plus any additional fraction of a share of Common Stock to round up to the next whole share.”

C. This Amendment to the Certificate has been duly approved and adopted by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL.

State of Delaware Secretary of State Division of Corporations
Delivered 12:36 PM 12/13/2021 FILED 12:36 PM 12/13/2021
SR 20214068838 - File Number 4996844

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be signed by a duly authorized officer of the Corporation on this 10th day of November, 2021.

By:	/s/ Steve Smith
	Name:	Steve Smith
	Title:	Chief Executive Officer